19.9% Option Agreement

     This 19.9% Option Agreement (this "Agreement") is entered into as of June 29, 2001, between RadiSys Corporation, an Oregon corporation ("Parent"), and Microware Systems Corporation, an Iowa corporation (the "Company").

                                    Recitals

     A. Contemporaneously with the execution and delivery of this Agreement, Parent, Drake Merger Sub, Inc., an Iowa corporation and a wholly owned subsidiary of Parent ("Newco"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), which provides, among other things, for the merger of Newco with and into the Company (the "Merger").

     B. As a condition to their willingness to enter into the Merger Agreement, Parent and Newco have requested that the Company grant to Parent an option to purchase shares of Common Stock, without par value, of the Company (the "Common Stock"), upon the terms and subject to the conditions of this Agreement.

     C. To induce Parent and Newco to enter into the Merger Agreement, the Company is willing to grant Parent the requested option and the board of directors of the Company has approved the granting of the option and authorized the Company to enter into this Agreement.

                                    Agreement

     1. The Option; Exercise; Adjustments; Payment of Spread.

     1.1. On the terms and subject to the conditions set forth in this Agreement, the Company grants to Parent an irrevocable option (the "Option") to purchase up to 3,814,462 shares of Common Stock (the "Shares") at a price per Share equal to $0.48 (the "Purchase Price"). Provided that Parent is not then in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, the Option may be exercised by Parent, in whole or in part, at any time, or from time to time, following the termination by Parent of the Merger Agreement in any of the circumstances set forth in Sections 7.1.3(a), 7.1.4, 7.1.5, 7.1.6 and, subject to
          Section 10 of this Agreement, Section 7.1.8 of the Merger Agreement, and before the termination of the Option in accordance with the terms of this Agreement.

     1.2. The number of Shares purchasable upon exercise of the Option and the Purchase Price are subject to adjustment as set forth in this Agreement.

     1.3. If Parent wishes to exercise the Option, Parent shall send a written notice to the Company (the "Stock Exercise Notice") specifying a date for the closing of the purchase (subject to the HSR Act (as defined below) and obtaining other applicable regulatory approvals) not earlier than two business days



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          following the date the Stock Exercise Notice is given. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Shares subject to this Option and the Purchase Price shall be appropriately adjusted to restore Parent to its rights under this Agreement, including its right to purchase Shares representing 19.9% of the capital stock of the Company.

     1.4. At any time after the Option is exercisable pursuant to the terms of
          Section 1.1 of this Agreement, Parent may elect, in lieu of purchasing the Shares under this Agreement, to receive from the Company an amount in cash (the "Cash Amount") equal to the Spread (as defined below) multiplied by all or the portion of the Shares subject to the Option that Parent shall specify in a written notice to the Company (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than five business days following the date the Cash Exercise Notice is given on which the Company shall pay to Parent the Cash Amount. As used in this Agreement, "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to a Company Takeover Proposal (as defined in the Merger Agreement) (the "Alternative Purchase Price") and (y) the closing price of the shares of Common Stock as quoted on the Nasdaq Stock Market and reported in The Wall Street Journal on the last trading day before the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price can be calculated by reference only to a cash amount paid or proposed to be paid for any shares of Common Stock outstanding, that cash amount shall be deemed to be the Alternative Purchase Price; if, in the case of clause (x) above, no shares of Common Stock will be purchased only for cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of the property other than cash included in the Alternative Purchase Price. If, in the case of clause (x) above, the other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for those securities in their principal public trading market on the five trading days ending one day before the date of the Cash Exercise Notice shall be deemed to equal the fair market value of the property. If the other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement by the parties to this Agreement on the value of the other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon Parent's receipt of the Cash

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          Amount, Parent shall not have the right to receive the Shares for which Parent shall have elected to be paid the Spread.

     2. Conditions to Delivery of Shares. The Company's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

     2.1. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

     2.2. Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (as defined in the Merger Agreement) shall have expired or been terminated.

     3. The Closing.

     3.1. Any closing under this Agreement shall take place on the date specified by Parent in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 A.M., local time, at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2600, Portland, Oregon 97204, or, if Shares are to be delivered and the conditions set forth in Section 2.1 or Section 2.2 have not then been satisfied, on the second business day following the satisfaction of those conditions, or at any other time and place to which the parties to this Agreement may agree in writing (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to Section 1.2 of this Agreement, the Company shall deliver to Parent a certificate or certificates, representing the Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent shall purchase those Shares from the Company at the Purchase Price or (ii) in the event of a closing pursuant to Section 1.3 of this Agreement, the Company shall deliver to Parent the Cash Amount. Any payment made by Parent to the Company, or by the Company to Parent, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

     3.2. The certificates representing the Shares shall bear an appropriate legend relating to the fact that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

     4. Representations and Warranties of the Company. The Company represents and warrants to Parent that (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Company and the completion by it of the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Company and this Agreement has been duly executed and delivered by a duly authorized officer of the Company

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and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) the Company has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option, and the Shares, when issued and delivered by the Company upon exercise of the Option and paid for by Parent as contemplated by this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise may be required by the HSR Act, the execution and delivery of this Agreement by the Company and the completion by it of the transactions contemplated by this Agreement do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of the Company's articles of incorporation or bylaws, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which the Company or any of its subsidiaries or any of their respective properties or assets is bound; and (e) no restrictive provision of any "fair price", "moratorium", "control share acquisition", or other form of antitakeover statute or regulation, including, without limitation, the provisions of Section 490.1110 of the Iowa Business Corporation Act, or similar provision contained in the articles of incorporation or bylaws of the Company, is or shall be applicable to the acquisition of Shares by Parent pursuant to this Agreement.

     5. Representations and Warranties of Parent. Parent represents and warrants to the Company that Parent is acquiring the Option and, if and when it exercises the Option, will be acquiring the Shares issuable upon the exercise of the Option for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

     6. Listing of Shares; Filings; Governmental Consents. Subject to applicable law and the rules and regulations of the Nasdaq Stock Market, the Company shall promptly after receipt of the Stock Exercise Notice file a notification form for listing of additional shares to list the Shares on the Nasdaq Stock Market and shall use its best efforts to obtain approval of the listing and to effect all necessary filings by the Company under the HSR Act; provided, however, that if the Company is unable to effect the listing on the Nasdaq Stock Market by the Closing Date, the Company shall nevertheless be obligated to deliver the Shares upon the Closing Date and to continue diligently to pursue listing of the Shares on the Nasdaq Stock Market. Each of the parties to this Agreement shall use its best efforts to obtain consents of all third parties and governmental authorities necessary to the completion of the transactions contemplated.

     7. Sale of Shares. At any time before the one year anniversary of the date the Merger Agreement is terminated pursuant to its terms (the "Merger Termination Date"), Parent shall have the right to sell (the "Sale Right") to the Company all or any portion of the Shares at the greater of (i) the Purchase Price, or (ii) the average of the last closing prices for shares of Common Stock on the last five trading days before the date Parent gives written notice of its intention to exercise the Sale Right. If Parent does not exercise the Sale Right before the one year anniversary of the Merger Termination Date, the Sale Right shall terminate. In the event Parent wishes to exercise the Sale Right, Parent shall send a written notice to the Company

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specifying a date not later than 20 business days and not earlier than 5 business days following the date the notice is given for the closing of the sale.

     8. Registration Rights.

     8.1. If, within three years after Parent's purchase of the Shares pursuant to this Agreement, the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than Parent) any of its Common Stock under the Securities Act in connection with the public offering of the Common Stock (other than a registration relating solely to the sale of securities to participants in a Company stock plan), the Company shall, at that time, promptly give Parent written notice of the registration. Upon the written request of Parent given within 20 days after the giving of the notice by the Company in accordance with Section 12 of this Agreement, the Company shall include in the registration statement all of the Shares that Parent has requested to be registered.

     8.2. If the Common Stock is registered pursuant to the provisions of this
          Section 8, the Company agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered by the registration statement and the prospectus in the numbers the Parent may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws the amendments and supplements that may be necessary to keep available for at least 90 days a prospectus covering the Common Stock meeting the requirements of the securities laws, and to furnish Parent the number of copies of the registration statement and prospectus as amended or supplemented that may reasonably be requested. The Company shall bear the cost of the registration, including all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Company, except that Parent shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by Parent. Company shall indemnify and hold harmless (i) Parent, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "Underwriters") ((i) and (ii) being referred to as "Indemnified Parties"), against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect of the losses, claim, damages and liabilities) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein

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          or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable in any case to the extent that any loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of those documents in reliance upon and in conformity with written information furnished to the Company by the Indemnified Parties expressly for use or incorporation by reference in those documents. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     8.3. Parent and the Underwriters shall indemnify and hold harmless the Company, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Company, its affiliates and its officers and directors may become subject, insofar as those losses, claims, damages, liabilities (or actions in respect of those losses, claims, damages and liabilities) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by Parent or the Underwriters, as applicable, specifically for use or incorporation by reference in the registration statement.

     9. Expenses. Each party to this Agreement shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided in this Agreement or in the Merger Agreement.

     10. Limitation on Profit.

    10.1. Notwithstanding any other provision of this Agreement, in no event shall the Total Profit (as defined below) plus any Liquidation Amount (as defined below) exceed in the aggregate $775,000 and, if it otherwise would exceed this amount, Parent, at its sole election, shall either (i) reduce the number of Shares subject to the Option,
          (ii) deliver to the Company for cancellation Shares previously purchased by Parent pursuant to the Option, (iii) pay to the Company cash or refund in cash Liquidation Amounts previously paid or reduce or waive the amount of any Liquidation Amount payable pursuant to
          Section 8.7 of the Merger Agreement, or (iv) any combination of the above, so that Parent's realized Total Profit, when aggregated with any Liquidation Amounts so paid or payable to Parent, shall not exceed $775,000 after taking into account the foregoing actions.

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    10.2. The term "Liquidation Amounts" means the aggregate amount of any termination fee payable or paid to Parent pursuant to Section 8.7 of the Merger Agreement (and not repaid or refunded to the Company pursuant to this Section 10 or otherwise).

    10.3. As used in this Agreement, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: the total amount of
          (i) any Cash Amounts received by Parent pursuant to Section 1.3 of this Agreement and (ii) any amounts received by Parent pursuant to
          Section 7 of this Agreement upon the Company's repurchase of the Shares pursuant to Section 7, less (iii) in the case of the Company's repurchase of Shares pursuant to Section 7 of this Agreement, the total amounts paid by Parent for all of those Shares.

     11. Specific Performance. The Company acknowledges that if the Company fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Parent for which money damages would not be an adequate remedy. In that event, the Company agrees that Parent shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent should institute an action or proceeding seeking specific enforcement of the provisions of this Agreement, the Company waives the claim or defense that Parent has an adequate remedy at law and agrees not to assert in any action or proceeding the claim or defense that a remedy at law exists. The Company further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any equitable relief.

     12. Notice. All notices or other communications under this Agreement shall be in writing and shall be deemed duly given, effective (i) three business days later, if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when sent, if sent by telecopier or fax, provided that the telecopy or fax is promptly confirmed by telephone confirmation, (iii) when served, if delivered personally to the intended recipient, and (iv) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to the intended recipient at the address set forth below. Any party may change the address to which notices or other communications under this Agreement are to be delivered by giving the other party notice in the manner set forth in this Section 12:


     If to Parent:

     RadiSys Corporation
     5445 NE Dawson Creek Drive
     Hillsboro, Oregon 97124
     Attn: Mr. Glenford J. Myers
     Telecopy: (503) 615-1114

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     With a copy to:

     Stoel Rives LLP
     900 SW Fifth Avenue, Suite 2600
     Portland, Oregon 97204,
     Attn: John R. Thomas
     Telecopy:  (503) 220-2480

     If to the Company:

     Microware Systems Corporation
     1500 NW 118th Street
     Des Moines, Iowa 50325
     Attn: Mr. Kenneth B. Kaplan
     Telecopy: (515) 327-5526

     With a copy to:

     D'Ancona & Pflaum LLC
     111 E. Wacker Drive, Suite 2800
     Chicago, Illinois 60601-4205
     Attn: Mr. Arthur Don
     Telecopy: (312) 602-3048

     13. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named in this Agreement and their respective successors and assigns; provided, however, that the successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Company or Parent, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

     14. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to in the Merger Agreement, contains the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to those transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

     15. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement, except that Parent may assign its rights and obligations under this Agreement to any of its direct or indirect wholly owned subsidiaries (including Newco), but no such transfer shall relieve Parent of its obligations under this Agreement if the transferee does not perform the obligations.

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     16. Headings. The section headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     17. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon (regardless of the laws that might otherwise govern under applicable Oregon principles of conflicts of law).

     19. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time (as defined in the Merger Agreement); and (ii) 180 days after the Merger Termination Date (the date referred to in clause (ii) being hereinafter referred to as the "Option Termination Date"); provided that, if the Option cannot be exercised or the Shares cannot be delivered to Parent upon exercise of the Option because the conditions set forth in Section 2.1 or Section 2.2 of this Agreement have not yet been satisfied, the Option Termination Date shall be extended until thirty days after the impediment to exercise or delivery has been removed. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

     20. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of the provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by the invalidity or unenforceability, nor shall the invalidity or unenforceability affect the validity or enforceability of the provision, or the application of the provision, in any other jurisdiction.

     21. Public Announcement. Parent shall consult with the Company and the Company shall consult with Parent before issuing any press release with respect to the initial announcement of this Agreement, the Option, the Merger Agreement or the transactions contemplated by this Agreement and neither party shall issue any press release before that consultation except as may be required by law or the applicable rules and regulations of the Nasdaq Stock Market or any listing agreement with the NASD.


                            [Signature page follows.]

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     In witness whereof, the parties to this 19.9% Option Agreement have executed this Agreement as of the day and year first above written.


                                          Microware Systems Corporation


                                          By: /s/ Kenneth B. Kaplan
                                              ----------------------------------
                                              Kenneth B. Kaplan
                                              Chief Executive Officer

                                          RadiSys Corporation


                                          By:  /s/ Glenford J. Myers
                                              ----------------------------------
                                              Glenford J. Myers
                                              Chief Executive Officer